SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

APOGENT TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or Other Jurisdiction of Incorporation)	22-2849508 (IRS Employer Identification No.)

30 Penhallow Street, Portsmouth, New Hampshire	03801

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights (associated with the Common Stock)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

Item 1. Description of Registrant’s Securities to Be Registered.

     Item 1 of the Form 8-A dated December 11, 2000 (the “Form 8-A”), filed by Apogent Technologies Inc. (f.k.a. Sybron International Corporation) (the “Company”), is hereby amended by the following:

     Effective as of March 17, 2004, the Company amended the terms of the Rights Agreement, dated as of December 11, 2000 (the “Rights Agreement”), between the Company (f.k.a. Sybron International Corporation) and Equiserve Trust Company, N.A., as successor by assignment from Fleet National Bank, as Rights Agent. The amendment (the “Amendment”) was adopted by the Company’s Board of Directors on March 16, 2004 and executed on March 17, 2004. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.

Item 2. Exhibits.

     Item 2 is hereby amended by adding the following exhibit attached hereto:

4.1	First Amendment, dated as of March 17, 2004, to the Rights Agreement, dated as of December 11, 2000, by and between Apogent Technologies Inc. (f.k.a. Sybron International Corporation) and Equiserve Trust Company, N.A., as successor by assignment from Fleet National Bank.

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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

APOGENT TECHNOLOGIES INC.

DATED: March 17, 2004	By:	/s/ Michael K. Bresson

Name: Michael K. Bresson

Title: Executive Vice President –
Administration, General Counsel
and Secretary

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Exhibit Index

Exhibit	Description
4.1	First Amendment, dated as of March 17, 2004, to the Rights Agreement, dated as of December 11, 2000, by and between Apogent Technologies Inc. (f.k.a. Sybron International Corporation) and Equiserve Trust Company, N.A., as successor by assignment from Fleet National Bank.

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